SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           RAPID BIO TESTS CORPORATION
                           ---------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
                                     ------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   35-0511303
                                   ----------
                         (I.R.S. Employer Identification No.)

5409 Ivy Street, Springfield, Oregon                                      94748
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                              (Zip Code)


         Rapid Bio Tests Corporation 2003 Stock Option Plan, as Amended
         --------------------------------------------------------------
                            (Full Title of the Plan)

        Geoffrey V.F. Seaman, 5409 Ivy Street, Springfield, Oregon 94748
        ----------------------------------------------------------------
                     (Name and Address of Agent for Service)

                                  (541)686.5989
                                  -------------
          (Telephone Number, including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE
========================== ========================= ========================= ===================== ===================
   Title of securities              Amount               Proposed maximum        Proposed maximum        Amount of
    to be registered                to be                 offering price            aggregate         registration fee
                                registered(1) per share(2) offering price
-------------------------- ------------------------- ------------------------- --------------------- -------------------
 Common Stock, $.001 par
          value                   6,000,000                   $0.375              $2,250,000.00           $285.08
========================== ========================= ========================= ===================== ===================

(1) This registration statement also covers any additional shares of common stock which become issuable under the Rapid Bio Tests Corporation 2003 Stock Option Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2) The proposed offering price per share was determined by taking the average of the bid and best ask prices of the Registrant's stock as quoted on the Over-the-Counter Bulletin Board on March 31, 2004.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.
--------------------------

Not included in this Registration Statement but provided or to be provided to Plan participants pursuant to Rule 428(b) of the Securities Act of 1933, as amended (the "Securities Act"). The document(s) containing the information specified in this Part I will be sent or given to employees or other eligible participants as specified by Rule 428(b)(1) (230.428(b)(1)). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 (230.424). These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) (230.428(a)(1)).

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION.
--------------------------------------------------------------

The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
------------------------------------------------

We incorporate the following documents by reference in this Registration
Statement:

         (a) Our latest Annual Report on Form 10-KSB for the year ended February 28, 2003, filed with the Securities and Exchange Commission on April 18, 2003;

         (b) Our Form 8-K announcing the change in control and acquisition of assets filed on June 18, 2003;

         (c) All other reports of the company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended February 28, 2003;

         (d) Our Form 10-SB, file number 000-31567, filed on September 19, 2000 pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to our outstanding common stock; and

         (e) All other documents filed by the company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES.
----------------------------------

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
-----------------------------------------------

No expert or our counsel was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.

Deron M. Colby and Michael J. Muellerleile are employees of MC Law Group, Inc. which serves as our legal counsel. Deron M. Colby owns approximately 5,400 of our common stock. Michael J. Muellerleile owns 5,400 shares of our common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
--------------------------------------------------

The Registrant's Articles of Incorporation do not provide for indemnification for its directors and officers, nor does the Registrant currently have any indemnification agreements, or errors and omissions insurance for its officers and directors.

However, Section 78.7502 of the Nevada Revised Statutes provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
--------------------------------------------

Not applicable.

ITEM 8. EXHIBITS.
-----------------

3.1    Articles of Incorporation*
3.1.1 Amended Articles of Incorporation**
3.2    Bylaws*
4.1    Rapid Bio Tests Corporation 2003 Stock Option Plan, as amended
5      Opinion of MC Law Group
23.1   Consent of MC Law Group**
23.2   Consent of HJ & Associates, LLC
* Previously filed as exhibits to Registration Statement on Form 10-SB filed on September 19, 2000
** Previously filed as an exhibit to our Information Statement DEF 14C filed May 23, 2003
***    Contained in its opinion filed as Exhibit 5 to this Registration
       Statement.

ITEM 9. UNDERTAKINGS.
--------------------

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to specify in the prospectus any facts or events occurring after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be specified in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; provided, however, that paragraphs (1)(i) and
(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the Company pursuant to the provisions of Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The company hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

The company, as the registrant hereunder, and each person whose signature appears below, hereby appoints Geoffrey V.F. Seaman, Ph.D. as attorney-in-fact, with full power of substitution, to execute, in the name and on behalf of the company and on behalf of each person, individually and in each capacity stated below, one or more post-effective amendments to this Registration Statement as the attorney-in-fact, and to file any such post-effective amendments to this Registration Statement with the Securities and Exchange Commission.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the company certifies it has reasonable grounds to believe that the company satisfies all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, Oregon, on this 31st day of March 2004.

RAPID BIO TESTS CORPORATION, a Nevada corporation


/s/ Geoffrey V.F. Seaman, Ph.D.
----------------------------
Geoffrey V.F. Seaman, Ph.D.
President and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 31, 2004, who are the directors of the Registrant's board of directors and who shall administer and enforce the Rapid Bio Tests Corporation 2003 Stock Option Plan, as amended.

Signature and Title
-------------------


/s/ Geoffrey V.F. Seaman, Ph.D.
----------------------------
Geoffrey V.F. Seaman, Ph.D.
President, Chief Executive Officer and Director

Signature and Title
-------------------


/s/ Paul. R. Hemmes, Ph.D.
----------------------------
Paul. R. Hemmes, Ph.D.
Secretary, Treasurer, Chief Financial Officer, Director

Signature and Title
-------------------


/s/ Dr. David H. Regan
-----------------------------
Dr. David H. Regan
Vice President of Medical Affairs and Director